JKHY Fiscal 2018 Operating Income Increases 7%
August 21, 2018

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES ENDS FISCAL 2018
WITH 7% INCREASE IN OPERATING INCOME

Monett, MO, August 21, 2018 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced fourth quarter and full year fiscal 2018 results.
Revenue for the quarter ended June 30, 2018 increased to $417.2 million, a 9% improvement over the fourth quarter of fiscal 2017. Operating income increased 10% to $108.5 million. The Tax Cuts and Jobs Act enacted December 22, 2017 had a large impact on our provision for income taxes and contributed to the large increase in net income of 32% over the fourth quarter of fiscal 2017 to $85.3 million, or $1.10 per diluted share.
For the year ended June 30, 2018, revenue increased 7% to $1,536.6 million compared to fiscal 2017. Operating income also increased 7% to $392.4 million, and net income increased 53% to $376.7 million, or $4.85 per diluted share, with the increase again due mainly to the effects of the Tax Cuts and Jobs Act ("TCJA").
According to David Foss, President and CEO, “We are happy to report another strong quarter of revenue and operating income growth.  Our sales teams had an extremely strong fourth quarter across all product lines and have positioned us well as we begin the new fiscal year. We signed 20 new core customers in the quarter with almost all of them choosing the outsourced model and we continue to see strong demand for Jack Henry’s industry-leading core solutions. As always, I want to thank all of our associates for their outstanding efforts to produce these results."
Operating Results
Revenue, operating expenses, operating income, and net income for the quarter and the year ended June 30, 2018 were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2018	2017		2018	2017
Revenue
Services & Support	$271,542	$251,487	8%	$978,421	$917,548	7%
Percentage of Total Revenue	65%	66%		64%	64%
Processing	145,687	132,282	10%	558,182	513,569	9%
Percentage of Total Revenue	35%	34%		36%	36%
Total Revenue	417,229	383,769	9%	1,536,603	1,431,117	7%

•
The increased revenue in the services and support revenue line for the fourth quarter of fiscal 2018 was mainly driven by growth in our "outsourcing and cloud" revenue, partially due to the Ensenta acquisition, and increased "product delivery and services" revenues, driven by the completion of revised contractual obligations on several long-term contracts that permitted the Company to recognize previously deferred revenue related to our bundled arrangements. The increase in processing revenue was also partially due to revenue from Ensenta, although all components of processing revenue increased even after excluding Ensenta revenue. Deconversion fees, which are included within product delivery and services, increased $5.2 million compared to the fourth quarter of the prior year. Excluding deconversion fees from both periods, revenue from fiscal 2018 acquisitions, and fiscal 2017 revenue attributable to divested products, total revenue increased 6% for the fourth quarter of fiscal 2018 compared to the same quarter of fiscal 2017.

•
For the year ended June 30, 2018, deconversion fees increased $6.0 million compared to the prior year-to-date period. Excluding deconversion fees from both periods, revenue from fiscal 2018 acquisitions, and fiscal 2017 revenue attributable to divested products, revenue still increased 7%. The increase in the services and support line was driven primarily by increased "outsourcing and cloud" and "product delivery and services" revenue. The product delivery and services revenue increase in the year-to-date period was driven by the completion of revised contractual obligations on several long-term contracts that permitted the Company to recognize previously deferred revenue related to our bundled arrangements. The increase in the processing line was driven by significant increases in all three components of processing revenue.

•
For the fourth quarter of fiscal 2018, core segment revenue increased 12% to $155.3 million from $139.0 million in the same period a year ago. Payments segment revenue increased 11% to $135.6 million, from $121.8 million in the same quarter last

JKHY Fiscal 2018 Operating Income Increases 7%
August 21, 2018

year. Revenue from the complementary segment increased 7% to $113.9 million in the fourth quarter of fiscal 2018 from $106.5 million in the same period of fiscal 2017. Revenue in the corporate and other segment decreased 25% to $12.3 million, compared to $16.4 million for the fourth quarter of fiscal 2017.

•
For the year ended June 30, 2018, revenue in the core segment increased 10% to $555.3 million, compared to $503.0 million a year ago. Payments segment revenue increased 7% to $517.3 million, from $481.6 million for fiscal 2017. Complementary segment revenue increased 7% to $412.0 million, up from $385.7 million a year ago. Revenue from the corporate and other segment decreased 14% to $52.0 million for the year ended June 30, 2018 from $60.7 million for the year ended June 30, 2017.

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2018	2017		2018	2017
Cost of Revenue	$235,682	$219,398	7%	$873,642	$819,034	7%
Percentage of Total Revenue	56%	57%		57%	57%
Research and Development	24,406	23,340	5%	90,340	84,753	7%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, & Administrative	48,615	43,103	13%	182,146	162,898	12%
Percentage of Total Revenue	12%	11%		12%	11%
Gain on disposal of a business	—	(1,020)	(100)%	(1,894)	(3,270)	(42)%
Total Operating Expenses	308,703	284,821	8%	1,144,234	1,063,415	8%
Operating Income	$108,526	$98,948	10%	$392,369	$367,702	7%
Operating Margin	26%	26%		26%	26%

•
Cost of revenue increased 7% for the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017, but declined slightly as a percentage of revenue. The increased costs were primarily due to increased headcount driving increased salaries and benefits as well as higher direct costs of product and increased amortization of capitalized software.

•
For the year ended June 30, 2018, cost of revenue increased 7% compared to the prior year, but remained a consistent percentage of revenue. The increased costs were primarily due to higher personnel costs, increased amortization of capitalized software, higher direct costs of product, and costs related to our new card payment processing platform and faster payments initiatives.

•
Research and development expense increased for the fourth quarter and fiscal year mainly due to increased salary and personnel costs resulting from increased headcount, but remained consistent with the prior year as a percentage of total revenue.

•
Selling, general, and administrative expenses for the fourth quarter of fiscal 2018 increased 13% over the fourth quarter of the prior fiscal year. For the full year ended June 30, 2018, selling, general, and administrative expenses increased 12% compared to fiscal 2017. The increased spending for both the quarter and year was mainly due to increased commissions and salaries, along with increased professional service expenses due to contracting with outside experts in preparation for our adoption of the new ASC 606 revenue standard.

•	In the fourth quarter of fiscal 2017, we recognized a gain on the disposal of our Regulatory Filing products.

•
For the year ended June 30, 2018, gains on disposals of businesses totaled $1.9 million, due to the disposals of the ATM Manager and jhaDirect product lines. The fiscal 2017 gain was related to the sales of our Regulatory Filing and Alogent products.

•
For the fourth quarter, operating income increased 10% to $108.5 million, or 26% of fourth quarter fiscal 2018 revenue, compared to $98.9 million, or 26% of revenue in the fourth quarter of fiscal 2017.

•	For fiscal year 2018, operating income increased 7% to $392.4 million, or 26% of revenue, compared to operating income of $367.7 million, or 26% of revenue, for the year ended June 30, 2017.
Net Income
Net income for the fourth quarter and the year ended June 30, 2018 was significantly impacted by the effects of the Tax Cuts and Jobs Act.

JKHY Fiscal 2018 Operating Income Increases 7%
August 21, 2018

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2018	2017		2018	2017
Income Before Income Taxes	$107,931	$98,594	9%	$391,024	$366,954	7%
Provision for Income Taxes	22,651	33,903	(33)%	14,364	121,161	(88)%
Net Income	$85,280	$64,691	32%	$376,660	$245,793	53%
Diluted earnings per share	$1.10	$0.83	33%	$4.85	$3.14	55%

•
Provision for income taxes decreased in the fourth quarter, with an effective tax rate at 21.0% of income before income taxes, compared to 34.4% for the same quarter of the prior year. The decrease was due to a lower federal income tax rate and adjustments recorded as a result of the TCJA.

•
The decreased provision for income taxes in the year ended June 30, 2018 was also due primarily to the TCJA. In fiscal 2018, we recorded $94,549 of tax benefit related to the re-measurement of our net deferred tax liabilities and $23,818 of net tax benefits related to the impacts on current year operations as a result of the TCJA and lower U.S. federal income tax rate effective January 1, 2018. Excluding the of tax benefit recorded as a result of the TCJA, net income increased 5% and diluted earnings per share increased 6% for fiscal 2018 compared to fiscal 2017.

According to Kevin Williams, CFO, “The TCJA was a significant impact on the quarter and the year. The effective tax rate as reported for the year was 3.7%, but if you back out the impact of the re-measurement of deferred taxes, the effective tax rate under the new rules was 27.9%, compared to 33.0% in the prior year. The table below adjusts out all the non-operational impacts on the financials by excluding deconversion fees, revenue and operating income from acquisitions, and revenue and gain from divestitures to allow our investors to focus on our true operating performance of revenue and operating income growth of 6% over the respective prior year quarter, and 7% revenue and operating income growth over the prior full fiscal year.”
Effects of Deconversion Fees, Acquisitions, and Divestitures
The table below shows our revenue and operating income (in thousands) for the fourth quarter and fiscal year ended June 30, 2018 compared to the prior year periods, excluding the impacts of deconversion fees, divestitures, and fiscal 2018 acquisitions.

	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2018	2017		2018	2017

Reported Revenue (GAAP)	$417,229	$383,769	9%	$1,536,603	$1,431,117	7%

Adjustments:
Deconversion fees	11,249	6,093		45,537	39,516
Revenue from fiscal 2018 acquisitions	8,087	—		17,145	—
Revenue from divestitures	—	1,844		—	9,341

Proforma Revenue	$397,893	$375,832	6%	$1,473,921	$1,382,260	7%

Reported Operating Income (GAAP)	$108,526	$98,948	10%	$392,369	$367,702	7%

Adjustments:
Deconversion fees	11,050	6,093		44,244	39,509
Operating income from fiscal 2018 acquisitions	512	—		597	—
Operating income from divestitures	—	213		—	2,083
Gain on disposal of businesses	—	1,020		1,894	3,270

Proforma Operating Income	$96,964	$91,622	6%	$345,634	$322,840	7%

JKHY Fiscal 2018 Operating Income Increases 7%
August 21, 2018

Balance Sheet and Cash Flow Review

•	At June 30, 2018, cash and cash equivalents decreased to $31.4 million from $114.8 million at June 30, 2017.

•	Trade receivables totaled $291.6 million at June 30, 2018 compared to $276.9 million at June 30, 2017.

•	The company had no borrowings at June 30, 2018 and $50.0 million outstanding debt at June 30, 2017.

•	Total deferred revenue decreased to $448.6 million at June 30, 2018, compared to $511.4 million a year ago.

•	Stockholders' equity increased to $1,266.8 million at June 30, 2018, compared to $1,032.1 million a year ago.
Cash provided by operations totaled $412.1 million in fiscal 2018 compared to $357.3 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Year Ended June 30,
	2018	2017
Net income	$376,660	$245,793
Depreciation	47,975	49,677
Amortization	104,011	90,109
Change in deferred income taxes	(51,644)	30,940
Other non-cash expenses	10,804	15,900
Change in receivables	(9,219)	(22,499)
Change in deferred revenue	(63,262)	(8,800)
Change in other assets and liabilities	(3,183)	(43,798)
Net cash provided by operating activities	$412,142	$357,322

•	The change in deferred income taxes was mainly related to the Tax Cuts and Jobs Act.
Cash used in investing activities for fiscal 2018 totaled $291.8 million, compared to $141.6 million for the same period in fiscal 2017 and included the following:

(Unaudited, In Thousands)	Year Ended June 30,
	2018	2017
Payment for acquisitions, net of cash acquired	$(137,562)	$—
Capital expenditures	(40,135)	(41,947)
Proceeds from the sale of businesses	350	5,632
Proceeds from the sale of assets	306	968
Internal use software	(13,138)	(16,608)
Computer software developed	(96,647)	(89,631)
Purchase of investments	$(5,000)	$—
Net cash from investing activities	$(291,826)	$(141,586)

•
On December 21, 2017, the Company acquired all equity interest of Ensenta Corporation, a California-based provider of real-time, cloud-based solutions for mobile and online payments and deposits, making Jack Henry & Associates the leading provider of consumer remote deposit capture services.

•	On August 31, 2017, the Company purchased Vanguard Software Group, a Florida-based company specializing in the underwriting, spreading, and online decisioning of commercial loans.
Financing activities used cash of $203.6 million in fiscal 2018 and $171.3 million in fiscal 2017.

(Unaudited, In Thousands)	Year Ended June 30,
	2018	2017
Borrowings on credit facilities	$125,000	$80,000
Repayments on credit facilities	(175,000)	(30,200)
Purchase of treasury stock	(48,986)	(130,140)
Dividends paid	(105,021)	(91,707)
Net cash from issuance of stock and tax related to stock-based compensation	366	766
Net cash from financing activities	$(203,641)	$(171,281)

JKHY Fiscal 2018 Operating Income Increases 7%
August 21, 2018

Quarterly Conference Call
The company will hold a conference call on August 22, 2018; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. Its solutions serve more than 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Fiscal 2018 Operating Income Increases 7%
August 21, 2018

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2018	2017		2018	2017

REVENUE	$417,229	$383,769	9%	$1,536,603	$1,431,117	7%

EXPENSES
Cost of Revenue	235,682	219,398	7%	873,642	819,034	7%
Research & Development	24,406	23,340	5%	90,340	84,753	7%
Selling, General, & Administrative	48,615	43,103	13%	182,146	162,898	12%
Gain on disposal of businesses	—	(1,020)	(100)%	(1,894)	(3,270)	(42)%
Total Expenses	308,703	284,821	8%	1,144,234	1,063,415	8%

OPERATING INCOME	108,526	98,948	10%	392,369	367,702	7%

INTEREST INCOME (EXPENSE)
Interest income	152	38	300%	575	248	132%
Interest expense	(747)	(392)	91%	(1,920)	(996)	93%
Total	(595)	(354)	68%	(1,345)	(748)	80%

INCOME BEFORE INCOME TAXES	107,931	98,594	9%	391,024	366,954	7%

PROVISION FOR INCOME TAXES	22,651	33,903	(33)%	14,364	121,161	(88)%

NET INCOME	$85,280	$64,691	32%	$376,660	$245,793	53%

Diluted net income per share	$1.10	$0.83		$4.85	$3.14
Diluted weighted average shares outstanding	77,585	78,064		77,585	78,255

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2018	2017
Cash and cash equivalents				$31,440	$114,765	(73)%
Receivables				291,630	276,923	5%
Total assets				2,050,303	1,908,945	7%

Accounts payable and accrued expenses				$132,358	$88,415	50%
Current and long-term debt				—	50,000	(100)%
Deferred revenue				448,632	511,384	(12)%
Stockholders' equity				1,266,828	1,032,051	23%